Exhibit 99

Best Buy Reports Fourth Quarter Results

•	Q4 Comparable Sales Decreased 2.3% Compared to 12.6% Growth in Q4 FY21
•	Q4 GAAP Diluted EPS of $2.62
•	Q4 Non-GAAP Diluted EPS of $2.73
•	FY22 GAAP Operating Income Rate of 5.9%
•	FY22 Non-GAAP Operating Income Rate of 6.0%
•	Increased Quarterly Dividend 26% to $0.88 per Share
•	Expects FY23 Non-GAAP Diluted EPS of $8.85 to $9.15
•	Expects FY25 Revenue of $53.5 billion to $56.5 billion
•	Expects FY25 Non-GAAP Operating Income Rate of 6.3% to 6.8%

MINNEAPOLIS, March 3, 2022 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week fourth quarter ended January 29, 2022 (“Q4 FY22”), as compared to the 13-week fourth quarter ended January 30, 2021 (“Q4 FY21”).

	Q4 FY22	Q4 FY21	FY22	FY21
Revenue ($ in millions)
Enterprise	$16,365	$16,937	$51,761	$47,262
Domestic segment	$14,993	$15,400	$47,830	$43,293
International segment	$1,372	$1,537	$3,931	$3,969
Enterprise comparable sales % change[1]	(2.3)%	12.6%	10.4%	9.7%
Domestic comparable sales % change[1]	(2.1)%	12.4%	11.0%	9.2%
Domestic comparable online sales % change[1]	(11.2)%	89.3%	(12.0)%	144.4%
International comparable sales % change[1]	(3.8)%	14.9%	3.3%	15.0%
Operating Income
GAAP operating income as a % of revenue	4.9%	6.1%	5.9%	5.1%
Non-GAAP operating income as a % of revenue	5.1%	6.9%	6.0%	5.8%
Diluted Earnings per Share ("EPS")
GAAP diluted EPS	$2.62	$3.10	$9.84	$6.84
Non-GAAP diluted EPS	$2.73	$3.48	$10.01	$7.91

For GAAP to non-GAAP reconciliations of the measures referred to in the above table, please refer to the attached supporting schedule.

“Our teams showed remarkable execution and dedication to serving our customers throughout the important gift-giving season,” said Corie Barry, Best Buy CEO. “In Q4, we drove improvement in year-over-year customer satisfaction metrics across almost all areas, particularly for in-store, online and chat experiences. And even with online sales at almost 40% of our Domestic revenue, we reached our fastest holiday delivery times ever, shipping products to customer homes more than 25% faster than last year and two years ago. I am truly grateful for, and continue to be impressed by, our associates' dedication, resourcefulness and flat-out determination.”

“Q4 sales of $16.4 billion were impacted by more constrained inventory than expected, including some high-demand holiday items, and the temporary reduction in store hours in January due to Omicron-induced staffing challenges,” continued Barry. “We are deliberately investing in our future and furthering our competitive differentiation which, as expected, impacted our Q4 profitability. The biggest areas of investment were our new membership program, technology and Best Buy Health, all core to our future growth potential.”

Barry continued, “FY22 was another record year. In addition to record revenue and earnings, our leaders drove new ways of operating and our employees worked tirelessly to meet our customers’ technology needs with excellent service. From a financial perspective, our comparable sales growth was 10.4% on top of a very strong 9.7% last year, with revenue up $8.1 billion over the past two years. Compared to last year, our GAAP EPS was up 44% to $9.84 and our non-GAAP EPS was up 27% to $10.01.”

“In the past two years, our total cash provided by operating activities was $8.2 billion and we generated more than $6.5 billion in free cash flow,” said Matt Bilunas, Best Buy CFO. “In FY22, we returned $4.2 billion to shareholders in the form of share repurchases and dividends. Today, we are announcing a 26% increase in our quarterly dividend to $0.88 per share and our plan to spend approximately $1.5 billion in share repurchases in FY23.”

Financial Outlook

“In FY23, we are leveraging our position of strength by continuing to invest in our future to deliver growth over the long term. While we expect sales growth and earnings to look different in FY23, our outlook for FY25 delivers strong revenue growth and operating income rate expansion well beyond FY22,” Bilunas continued. “The two largest variables in our FY23 financial outlook on a year-over-year basis are the short-term industry decline as we lap high growth and government stimulus, and the investment in our new membership program, Best Buy Totaltech, which we believe will drive longer-term value. As we look to FY25, we expect the consumer electronics industry will return to the level we saw this past year, which is much higher than pre-pandemic levels, and that Totaltech, Best Buy Health and other initiatives will drive meaningful growth.”

In conjunction with today’s earnings release, the company is expected to host a combined earnings and investor update webcast at 8:00 a.m. Eastern Time during which members of the executive team will discuss quarterly results, share updates on strategic initiatives and provide more details on the following financial targets:

FY23:

•	Revenue of $49.3 billion to $50.8 billion
•	Comparable sales decline of 1.0% to 4.0%
•	Enterprise non-GAAP operating income rate[2] of approximately 5.4%
•	Non-GAAP effective income tax rate[2] of approximately 24.5%
•	Share repurchases of approximately $1.5 billion
•	Non-GAAP diluted EPS[2] of $8.85 to $9.15

FY25:

•	Enterprise revenue of $53.5 billion to $56.5 billion
•	Enterprise non-GAAP operating income rate[2] of 6.3% to 6.8%
•	Enterprise non-GAAP operating income[2] of $3.4 billion to $3.8 billion

Domestic Segment Q4 FY22 Results

Domestic Revenue

Domestic revenue of $14.99 billion decreased 2.6% versus last year. The decrease was primarily driven by a comparable sales decline of 2.1% and the loss of revenue from permanent store closures in the past year.

From a merchandising perspective, the largest drivers of comparable sales growth on a weighted basis were appliances, virtual reality, home theater and headphones. These growth drivers were more than offset by declines in gaming, mobile phones, tablets and services.

Domestic online revenue of $5.91 billion decreased 11.2% on a comparable basis, and as a percentage of total Domestic revenue, online revenue was approximately 39.4% versus 43.2% last year.

Domestic Gross Profit Rate

Domestic GAAP gross profit rate was 20.0% versus 20.9% last year. On a non-GAAP basis, the gross profit rate was 20.0% versus 20.7% last year. The lower GAAP and non-GAAP gross profit rates were primarily driven by lower services margin rates, including pressure associated with the company’s new Totaltech membership offering, which was partially offset by higher profit-sharing revenue from the company’s private label and co-branded credit card arrangement. The GAAP gross profit rate in FY21 also included the benefit of a $21 million price-fixing settlement received in relation to products purchased and sold in prior fiscal years.

Domestic Selling, General and Administrative Expenses (“SG&A”)

Domestic GAAP SG&A was $2.30 billion, or 15.3% of revenue, versus $2.15 billion, or 14.0% of revenue, last year. On a non-GAAP basis, SG&A was $2.27 billion, or 15.1% of revenue, versus $2.13 billion, or 13.8% of revenue, last year. Both GAAP and non-GAAP SG&A increased primarily due to: (1) advertising expense; (2) technology investments; (3) store and call center labor; and (4) Best Buy Health.

International Segment Q4 FY22 Results

International Revenue

International revenue of $1.4 billion decreased 10.7% versus last year. This decrease was primarily driven by the closure of Mexico in FY22 and a comparable sales decline of 3.8% in Canada. These items were partially offset by the benefit of approximately 150 basis points of favorable foreign currency exchange rates.

International Gross Profit Rate

International GAAP gross profit rate was 22.9% versus 21.6% last year. On a non-GAAP basis, the gross profit rate was 22.9% versus 20.8% last year. The higher GAAP and non-GAAP gross profit rates were primarily driven by sales mixing out of Mexico, which had a lower gross profit rate than Canada, and a larger percentage of revenue from the higher margin services category in Canada. The GAAP gross profit rate in FY21 also included a $13 million benefit associated with more favorable than expected inventory markdowns in Mexico.

International SG&A

International SG&A was $206 million, or 15.0% of revenue, versus $216 million, or 14.1% of revenue, last year. SG&A decreased primarily due to the closure of Mexico, which was partially offset by increased store payroll expense in Canada and the impact of foreign exchange rates.

Dividends and Share Repurchases

In Q4 FY22, the company returned a total of $1.94 billion to shareholders through share repurchases of $1.77 billion and dividends of $166 million. For the full year, the company returned a total of $4.2 billion to shareholders through share repurchases of $3.5 billion and dividends of $688 million.

Today, the company announced its board of directors approved a 26% increase in the regular quarterly dividend to $0.88 per share. The regular quarterly dividend will be payable on April 14, 2022, to shareholders of record as of the close of business on March 24, 2022.

In addition, the company’s board of directors approved a new $5.0 billion share repurchase authorization, replacing the existing authorization dated February 2021, which had $1.6 billion in repurchases remaining at the end of FY22.

Combined Q4 FY22 Earnings and Investor Update Webcast

Best Buy is scheduled to conduct a video webcast from 8:00 a.m. to approximately 10:30 a.m. Eastern Time on March 3, 2022. Members of the executive team will discuss the company’s quarterly results, share updates on strategic initiatives and provide forward-looking financial targets. Following the prepared remarks, the company will host a virtual Q&A session. A video webcast of the event will be available at www.investors.bestbuy.com, both live and after the event.

Notes:

(1) Comparable sales include revenue from all stores that were temporarily closed or operating an enhanced curbside-only operating model as a result of COVID-19. The method of calculating comparable sales varies across the retail industry, including the treatment of store closures as a result of COVID-19. As a result, our method of calculating comparable sales may not be the same as other retailers’ methods. On November 24, 2020, the company announced its decision to exit its operations in Mexico. As a result, all revenue from Mexico operations has been excluded from the comparable sales calculation beginning in fiscal December FY21. For additional information on comparable sales, please see our most recent Annual Report on Form 10-K, and our subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”), and available at www.investors.bestbuy.com.

(2) A reconciliation of the projected non-GAAP operating income, non-GAAP operating income rate and non-GAAP diluted EPS, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; price-fixing settlements; goodwill impairments; gains and losses on investments; intangible asset amortization; certain acquisition-related costs; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking and Cautionary Statements:

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, operational investments, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “assume,” “estimate,” “expect,” “intend,” “foresee,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: the duration and scope of the ongoing COVID-19 pandemic and its resurgence and the impact on demand for our products and services, levels of consumer confidence and our supply chain; the effects and duration of steps we have taken and will continue to take in response to the pandemic, including the implementation of our interim and evolving operating model; actions governments, businesses and individuals have taken and will continue to take in response to the pandemic and their impact on economic activity and consumer spending; the pace of recovery when the ongoing COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; competition (including from multi-channel retailers, e-commerce business, technology service providers, traditional store-based retailers, vendors and mobile network carriers), our expansion strategies, our focus on services as a strategic priority, our reliance on key vendors and mobile network carriers, our ability to attract and retain qualified employees, changes in market compensation rates, risks arising from statutory, regulatory and legal developments, macroeconomic pressures in the markets in which we operate, failure to effectively manage our costs, our reliance on our information technology systems, our ability to prevent or effectively respond to a privacy or security breach, our ability to effectively manage strategic ventures, alliances or acquisitions, our dependence on cash flows and net earnings generated during the fourth fiscal quarter, susceptibility of our products to technological advancements, product life cycle preferences and changes in consumer preferences, economic or regulatory developments that might affect our ability to provide attractive promotional financing, interruptions and other supply chain issues, catastrophic events, health crises, pandemics, our ability to maintain positive brand perception and recognition, product safety and quality concerns, changes to labor or employment laws or regulations, our ability to effectively manage our real estate portfolio, constraints in the capital markets or our vendor credit terms, changes in our credit ratings, any material disruption in our relationship with or the services of third-party vendors, risks related to our exclusive brand products and risks associated with vendors that source products outside of the U.S., including trade restrictions or changes in the costs of imports (including existing or new tariffs or duties and changes in the amount of any such tariffs or duties) and risks arising from our international activities.

A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the SEC, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on March 19, 2021 and its Quarterly Reports on Form 10-Q filed with the SEC. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Carly Charlson
mollie.obrien@bestbuy.com	carly.charlson@bestbuy.com

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ and shares in millions, except per share amounts)

(Unaudited and subject to reclassification)

Three Months Ended			Twelve Months Ended
January 29, 2022		January 30, 2021	January 29, 2022	January 30, 2021
Revenue	$16,365	$16,937	$51,761	$47,262
Cost of sales	13,052	13,394	40,121	36,689
Gross profit	3,313	3,543	11,640	10,573
Gross profit %	20.2%	20.9%	22.5%	22.4%
Selling, general and administrative expenses	2,505	2,368	8,635	7,928
SG&A %	15.3%	14.0%	16.7%	16.8%
Restructuring charges	5	142	(34)	254
Operating income	803	1,033	3,039	2,391
Operating income %	4.9%	6.1%	5.9%	5.1%
Other income (expense):
Gain on sale of investments	-	1	-	1
Investment income and other	3	18	10	37
Interest expense	(6)	(9)	(25)	(52)
Earnings before income tax expense	800	1,043	3,024	2,377
Income tax expense	172	227	574	579
Effective tax rate	21.4%	21.6%	19.0%	24.3%
Equity in income (loss) of affiliates	(2)	-	4	-
Net earnings	$626	$816	$2,454	$1,798

Basic earnings per share	$2.65	$3.15	$9.94	$6.93
Diluted earnings per share	$2.62	$3.10	$9.84	$6.84

Weighted-average common shares outstanding:
Basic	236.6	259.4	246.8	259.6
Diluted	239.0	263.2	249.3	263.0

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited and subject to reclassification)

	January 29, 2022	January 30, 2021
Assets
Current assets:
Cash and cash equivalents	$2,936	$5,494
Receivables, net	1,042	1,061
Merchandise inventories	5,965	5,612
Other current assets	596	373
Total current assets	10,539	12,540
Property and equipment, net	2,250	2,260
Operating lease assets	2,654	2,612
Goodwill	1,384	986
Other assets	677	669
Total assets	$17,504	$19,067

Liabilities and equity
Current liabilities:
Accounts payable	$6,803	$6,979
Unredeemed gift card liabilities	316	317
Deferred revenue	1,103	711
Accrued compensation and related expenses	845	725
Accrued liabilities	946	972
Short-term debt	-	110
Current portion of operating lease liabilities	648	693
Current portion of long-term debt	13	14
Total current liabilities	10,674	10,521
Long-term operating lease liabilities	2,061	2,012
Long-term liabilities	533	694
Long-term debt	1,216	1,253
Equity	3,020	4,587
Total liabilities and equity	$17,504	$19,067

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)

(Unaudited and subject to reclassification)

	Twelve Months Ended
	January 29, 2022	January 30, 2021
Operating activities
Net earnings	$2,454	$1,798
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation and amortization	869	839
Restructuring charges	(34)	254
Stock-based compensation	141	135
Deferred income taxes	14	(36)
Other, net	11	3
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Receivables	17	73
Merchandise inventories	(328)	(435)
Other assets	(14)	(51)
Accounts payable	(201)	1,676
Income taxes	(156)	173
Other liabilities	479	498
Total cash provided by operating activities	3,252	4,927

Investing activities
Additions to property and equipment	(737)	(713)
Purchases of investments	(233)	(620)
Sales of investments	66	546
Acquisitions, net of cash acquired	(468)	-
Other, net	-	(1)
Total cash used in investing activities	(1,372)	(788)

Financing activities
Repurchase of common stock	(3,502)	(312)
Issuance of common stock	29	28
Dividends paid	(688)	(568)
Borrowings of debt	-	1,892
Repayments of debt	(133)	(1,916)
Other, net	(3)	-
Total cash used in financing activities	(4,297)	(876)

Effect of exchange rate changes on cash and cash equivalents	(3)	7
Increase (decrease) in cash, cash equivalents and restricted cash	(2,420)	3,270
Cash, cash equivalents and restricted cash at beginning of period	5,625	2,355
Cash, cash equivalents and restricted cash at end of period	$3,205	$5,625

BEST BUY CO., INC.

SEGMENT INFORMATION

($ in millions)

(Unaudited and subject to reclassification)

	Three Months Ended		Twelve Months Ended
Domestic Segment Results	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Revenue	$14,993	$15,400	$47,830	$43,293
Comparable sales % change	(2.1)%	12.4%	11.0%	9.2%
Comparable online sales % change	(11.2)%	89.3%	(12.0)%	144.4%
Gross profit	$2,999	$3,211	$10,702	$9,720
Gross profit as a % of revenue	20.0%	20.9%	22.4%	22.5%
SG&A	$2,299	$2,152	$7,946	$7,239
SG&A as a % of revenue	15.3%	14.0%	16.6%	16.7%
Operating income	$695	$971	$2,795	$2,348
Operating income as a % of revenue	4.6%	6.3%	5.8%	5.4%

Domestic Segment Non-GAAP Results[1]
Gross profit	$2,999	$3,190	$10,702	$9,699
Gross profit as a % of revenue	20.0%	20.7%	22.4%	22.4%
SG&A	$2,271	$2,132	$7,853	$7,159
SG&A as a % of revenue	15.1%	13.8%	16.4%	16.5%
Operating income	$728	$1,058	$2,849	$2,540
Operating income as a % of revenue	4.9%	6.9%	6.0%	5.9%

	Three Months Ended		Twelve Months Ended
International Segment Results	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Revenue	$1,372	$1,537	$3,931	$3,969
Comparable sales % change	(3.8)%	14.9%	3.3%	15.0%
Gross profit	$314	$332	$938	$853
Gross profit as a % of revenue	22.9%	21.6%	23.9%	21.5%
SG&A	$206	$216	$689	$689
SG&A as a % of revenue	15.0%	14.1%	17.5%	17.4%
Operating income	$108	$62	$244	$43
Operating income as a % of revenue	7.9%	4.0%	6.2%	1.1%

International Segment Non-GAAP Results[1]
Gross profit	$314	$319	$932	$876
Gross profit as a % of revenue	22.9%	20.8%	23.7%	22.1%
SG&A	$206	$216	$689	$689
SG&A as a % of revenue	15.0%	14.1%	17.5%	17.4%
Operating income	$108	$103	$243	$187
Operating income as a % of revenue	7.9%	6.7%	6.2%	4.7%

(1)For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled Reconciliation of Non-GAAP Financial Measures.

BEST BUY CO., INC.

REVENUE CATEGORY SUMMARY

(Unaudited and subject to reclassification)

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Computing and Mobile Phones	42%	43%	(6.0)%	16.4%
Consumer Electronics	34%	32%	2.9%	(1.3)%
Appliances	13%	12%	7.9%	36.0%
Entertainment	8%	9%	(9.5)%	31.4%
Services	3%	4%	(14.8)%	4.9%
Other	-%	-%	N/A	N/A
Total	100%	100%	(2.1)%	12.4%

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Computing and Mobile Phones	40%	42%	(6.0)%	20.5%
Consumer Electronics	35%	34%	(3.8)%	2.4%
Appliances	9%	9%	(1.2)%	26.8%
Entertainment	10%	10%	(6.9)%	59.5%
Services	4%	3%	23.0%	(18.0)%
Other	2%	2%	2.8%	6.5%
Total	100%	100%	(3.8)%	14.9%

BEST BUY CO., INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures presented in accordance with accounting principles generally accepted in the U.S. (GAAP financial measures) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Generally, presented non-GAAP financial measures include adjustments for items such as restructuring charges, price-fixing settlements, goodwill impairments, gains and losses on investments, intangible asset amortization, certain acquisition-related costs and the tax effect of all such items. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP financial measures as presented herein may not be comparable to similarly titled measures used by other companies.

	Three Months Ended			Three Months Ended
	January 29, 2022			January 30, 2021
	Domestic	International	Consolidated	Domestic	International	Consolidated
Gross profit	$2,999	$314	$3,313	$3,211	$332	$3,543
% of revenue	20.0%	22.9%	20.2%	20.9%	21.6%	20.9%
Restructuring - inventory markdowns[1]	-	-	-	-	(13)	(13)
Price-fixing settlement[2]	-	-	-	(21)	-	(21)
Non-GAAP gross profit	$2,999	$314	$3,313	$3,190	$319	$3,509
% of revenue	20.0%	22.9%	20.2%	20.7%	20.8%	20.7%

SG&A	$2,299	$206	$2,505	$2,152	$216	$2,368
% of revenue	15.3%	15.0%	15.3%	14.0%	14.1%	14.0%
Intangible asset amortization[3]	(22)	-	(22)	(20)	-	(20)
Acquisition-related transaction costs[3]	(6)	-	(6)	-	-	-
Non-GAAP SG&A	$2,271	$206	$2,477	$2,132	$216	$2,348
% of revenue	15.1%	15.0%	15.1%	13.8%	14.1%	13.9%

Operating income	$695	$108	$803	$971	$62	$1,033
% of revenue	4.6%	7.9%	4.9%	6.3%	4.0%	6.1%
Restructuring - inventory markdowns[1]	-	-	-	-	(13)	(13)
Price-fixing settlement[2]	-	-	-	(21)	-	(21)
Intangible asset amortization[3]	22	-	22	20	-	20
Acquisition-related transaction costs[3]	6	-	6	-	-	-
Restructuring charges[4]	5	-	5	88	54	142
Non-GAAP operating income	$728	$108	$836	$1,058	$103	$1,161
% of revenue	4.9%	7.9%	5.1%	6.9%	6.7%	6.9%

Effective tax rate			21.4%			21.6%
Price-fixing settlement[2]			-%			0.2%
Intangible asset amortization[3]			-%			(0.1)%
Restructuring charges[4]			-%			(0.8)%
Gain on investments, net			-%			0.1%
Non-GAAP effective tax rate			21.4%			21.0%

	Three Months Ended			Three Months Ended
	January 29, 2022			January 30, 2021
	Pretax Earnings	Net of Tax[5]	Per Share	Pretax Earnings	Net of Tax[5]	Per Share
Diluted EPS			$2.62			$3.10
Restructuring - inventory markdowns[1]	$-	$-	-	$(13)	$(13)	(0.05)
Price-fixing settlement[2]	-	-	-	(21)	(15)	(0.06)
Intangible asset amortization[3]	22	18	0.08	20	15	0.06
Acquisition-related transaction costs[3]	6	5	0.02	-	-	-
Restructuring charges[4]	5	3	0.01	142	121	0.46
Gain on investments, net	-	-	-	(12)	(9)	(0.03)
Non-GAAP diluted EPS			$2.73			$3.48

	Twelve Months Ended			Twelve Months Ended
	January 29, 2022			January 30, 2021
	Domestic	International	Consolidated	Domestic	International	Consolidated
Gross profit	$10,702	$938	$11,640	$9,720	$853	$10,573
% of revenue	22.4%	23.9%	22.5%	22.5%	21.5%	22.4%
Restructuring - inventory markdowns[1]	-	(6)	(6)	-	23	23
Price-fixing settlement[2]	-	-	-	(21)	-	(21)
Non-GAAP gross profit	$10,702	$932	$11,634	$9,699	$876	$10,575
% of revenue	22.4%	23.7%	22.5%	22.4%	22.1%	22.4%

SG&A	$7,946	$689	$8,635	$7,239	$689	$7,928
% of revenue	16.6%	17.5%	16.7%	16.7%	17.4%	16.8%
Intangible asset amortization[3]	(82)	-	(82)	(80)	-	(80)
Acquisition-related transaction costs[3]	(11)	-	(11)	-	-	-
Non-GAAP SG&A	$7,853	$689	$8,542	$7,159	$689	$7,848
% of revenue	16.4%	17.5%	16.5%	16.5%	17.4%	16.6%

Operating income	$2,795	$244	$3,039	$2,348	$43	$2,391
% of revenue	5.8%	6.2%	5.9%	5.4%	1.1%	5.1%
Restructuring - inventory markdowns[1]	-	(6)	(6)	-	23	23
Price-fixing settlement[2]	-	-	-	(21)	-	(21)
Intangible asset amortization[3]	82	-	82	80	-	80
Acquisition-related transaction costs[3]	11	-	11	-	-	-
Restructuring charges[4]	(39)	5	(34)	133	121	254
Non-GAAP operating income	$2,849	$243	$3,092	$2,540	$187	$2,727
% of revenue	6.0%	6.2%	6.0%	5.9%	4.7%	5.8%

Effective tax rate			19.0%			24.3%
Price-fixing settlement[2]			-%			0.2%
Intangible asset amortization[3]			0.1%			(0.6)%
Restructuring charges[4]			(0.1)%			(1.0)%
Gain on investments, net			-%			0.1%
Non-GAAP effective tax rate			19.0%			23.0%

	Twelve Months Ended			Twelve Months Ended
	January 29, 2022			January 30, 2021
	Pretax Earnings	Net of Tax[5]	Per Share	Pretax Earnings	Net of Tax[5]	Per Share
Diluted EPS			$9.84			$6.84
Restructuring - inventory markdowns[1]	$(6)	$(6)	(0.02)	$23	$23	0.09
Price-fixing settlement[2]	-	-	-	(21)	(15)	(0.06)
Intangible asset amortization[3]	82	62	0.25	80	60	0.23
Acquisition-related transaction costs[3]	11	10	0.04	-	-	-
Restructuring charges[4]	(34)	(24)	(0.10)	254	222	0.84
Gain on investments, net	-	-	-	(12)	(9)	(0.03)
Non-GAAP diluted EPS			$10.01			$7.91

(1)Represents inventory markdown adjustments recorded within cost of sales associated with the decision to exit operations in Mexico.

(2)Represents a price-fixing litigation settlement received in relation to products purchased and sold in prior fiscal years.

(3)Represents charges associated with acquisitions, including: (1) the non-cash amortization of definite-lived intangible assets, including customer relationships, tradenames and developed technology; and (2) acquisition-related transaction and due diligence costs, primarily comprised of professional fees.

(4)Represents charges and subsequent adjustments primarily related to actions taken in the Domestic segment to better align the company’s organizational structure with its strategic focus and the decision to exit operations in Mexico in the International segment.

(5)The non-GAAP adjustments primarily relate to the U.S. and Mexico. As such, the income tax charge is generally calculated using the statutory tax rate of 24.5% for U.S. non-GAAP items for all periods presented. There is no income tax charge for Mexico non-GAAP items and a minimal amount of U.S. non-GAAP items, as there was no tax benefit recognized on these expenses in the calculation of GAAP income tax expense.

Return on Assets and Non-GAAP Return on Investment

The tables below provide calculations of return on assets ("ROA") (GAAP financial measure) and non-GAAP return on investment (“ROI”) (non-GAAP financial measure) for the periods presented. The company believes ROA is the most directly comparable financial measure to ROI. Non-GAAP ROI is defined as non-GAAP adjusted operating income after tax divided by average invested operating assets. All periods presented below apply this methodology consistently. The company believes non-GAAP ROI is a meaningful metric for investors to evaluate capital efficiency because it measures how key assets are deployed by adjusting operating income and total assets for the items noted below. This method of determining non-GAAP ROI may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Return on Assets ("ROA")	January 29, 2022[1]	January 30, 2021[1]
Net earnings	$2,454	$1,798
Total assets	18,743	18,408
ROA	13.1%	9.8%

Non-GAAP Return on Investment ("ROI")	January 29, 2022[1]	January 30, 2021[1]
Numerator
Operating income	$3,039	$2,391
Add: Non-GAAP operating income adjustments[2]	53	336
Add: Operating lease interest[3]	108	111
Less: Income taxes[4]	(784)	(695)
Add: Depreciation	787	759
Add: Operating lease amortization[5]	657	665
Adjusted operating income after tax	$3,860	$3,567

Denominator
Total assets	$18,743	$18,408
Less: Excess cash[6]	(3,055)	(4,071)
Add: Accumulated depreciation and amortization[7]	6,957	7,114
Less: Adjusted current liabilities[8]	(10,122)	(9,189)
Average invested operating assets	$12,523	$12,262

Non-GAAP ROI	30.8%	29.1%
(1)

Income statement accounts represent the activity for the trailing 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the trailing 12 months ended as of each of the balance sheet dates.

(2)

Non-GAAP operating income adjustments include continuing operations adjustments for restructuring charges, intangible asset amortization, acquisition-related transaction costs and price-fixing settlements. Additional details regarding these adjustments are included in the Reconciliation of Non-GAAP Financial Measures schedule in this earnings release.

(3)

Operating lease interest represents the add-back to operating income to approximate the total interest expense that the company would incur if its operating leases were owned and financed by debt. The add-back is approximated by multiplying average operating lease assets by 4%, which approximates the interest rate on the company’s operating lease liabilities.

(4)

Income taxes are approximated by using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which primarily consists of the U.S. with a statutory rate of 24.5% for the periods presented.

(5)

Operating lease amortization represents operating lease cost less operating lease interest. Operating lease cost includes short-term leases, which are immaterial, and excludes variable lease costs as these costs are not included in the operating lease asset balance.

(6)

Excess cash represents the amount of cash, cash equivalents and short-term investments greater than $1 billion, which approximates the amount of cash the company believes is necessary to run the business and may fluctuate over time.

(7)	Accumulated depreciation and amortization represents accumulated depreciation related to property and equipment and accumulated amortization related to definite-lived intangible assets.
(8)	Adjusted current liabilities represent total current liabilities less short-term debt and the current portions of operating lease liabilities and long-term debt.

Free Cash Flow

($ in millions)

(Unaudited and subject to reclassification)

The table below provides a reconciliation of cash provided by operating activities (GAAP financial measure) to free cash flow (non-GAAP financial measure) for the periods presented. The company believes free cash flow, which measures our ability to generate additional cash from our ongoing business operations, is a relevant supplementary measure for investors in evaluating the company’s financial performance. In addition, it is one factor used by the company in determining the amount of cash available for acquisitions, dividends, share repurchases and other discretionary investments. This method of determining free cash flow may differ from other companies' methods and therefore may not be comparable to those used by other companies.

	Twelve Months Ended
	January 29, 2022	January 30, 2021
Cash provided by operating activities	$3,252	$4,927
Less: Additions to property and equipment, net	(737)	(713)
Free cash flow	$2,515	$4,214